                                   EXHIBIT 4.12

                                                        LOUISIANA


Recording Requested by, and
after recording return to:
Skadden, Arps, Slate, Meagher & Flom
333 West Wacker Drive
Chicago, Illinois 60606
Attn: David S. McCarthy, Esq.

Prepared by:
Reed W. Ramsay, Esq.
Winston & Strawn
35 West Wacker Drive
Chicago, Illinois 60601

                             FORM OF
             MORTGAGE OF JAZZ ENTERPRISES, INC. AND
       CATFISH QUEEN PARTNERSHIP IN COMMENDAM TO SECURE
                PRESENT AND FUTURE INDEBTEDNESS,
     ASSIGNMENT OF LEASES AND RENTS AND SECURITY AGREEMENT
                          ("MORTGAGE")

STATE OF ILLINOIS

COUNTY OF COOK

     On this 5th day of June, 1996, before the undersigned Notary Public, and in the presence of the respective undersigned competent witnesses, personally came and appeared collectively as MORTGAGOR:

     Jazz Enterprises, Inc., a Louisiana corporation, and Catfish Queen Partnership in Commendam, a Louisiana partnership (collectively, "MORTGAGOR"), each owned either directly or indirectly by Argosy Gaming Company, whose Tax Identification Numbers the MORTGAGOR declared to be 72-1214771 and 72-1274791, respectively.

     MORTGAGOR further declared that:

     (A) ARGOSY GAMING COMPANY, a Delaware corporation ("BORROWER"), whose chief executive office is located at 219 Piasa Street, Alton, Illinois 62002-6232, has entered into that certain Indenture dated as of June 5, 1996 (as said Indenture may be amended, restated, supplemented or otherwise modified from time to time, the "Indenture") by and among:
          BORROWER, certain other parties named therein, and FIRST
          NATIONAL BANK OF COMMERCE, a national banking association, as trustee under the Indenture, whose chief executive office is located at 210 Baronne Street, New
          Orleans, Louisiana 70112, and whose tax identification number is 72-0269760.

     (B) Pursuant to the Indenture, among other things, BORROWER has issued its 13 1/4% First Mortgage Notes due 2004 (the "ORIGINAL NOTES").

     (C) Pursuant to a Registration Rights Agreement between BORROWER and certain other parties, BORROWER will file a registration statement with respect to an offer to exchange the Original Notes for a new series of 13 1/4% First Mortgage Notes due 2004 registered under the Securities Act of 1933, as amended, with terms substantially identical to those of the Original Notes (the "SERIES B Notes" and together with the Original Notes, the "NOTES").

     (D) MORTGAGOR, being wholly owned by BORROWER, shall benefit from the issuance of the Notes.

     (E) Execution of this Mortgage by MORTGAGOR is a condition precedent to the closing on the Indenture.

     (F) The term MORTGAGEE as used in this Mortgage shall mean and include FIRST NATIONAL BANK OF COMMERCE, as trustee under the Indenture, and its successors and assigns, as said Indenture may be modified and/or amended.

     (G) Capitalized terms used herein which are not defined herein, but which are defined in the Indenture, shall have the meanings as defined in the Indenture.

     MORTGAGOR further declared that:

     1. MORTGAGOR desires, pursuant to Article 3298 of the Louisiana Civil Code and also pursuant to other provisions of law, to secure all Indebtedness (as hereinafter defined) MORTGAGOR and/or BORROWER currently have or may incur in the future to MORTGAGEE. This Mortgage secures future advances and future obligations incurred under the Indenture. The maximum principal amount of indebtedness at any time outstanding secured by this Mortgage is limited to $235,000,000, and notwithstanding any contrary provisions, if any, the maximum total indebtedness (including principal, interest, costs, fees and damages) secured by this Mortgage is limited to $235,000,000.

     2. The term "Indebtedness," as used in this Mortgage, shall include, but not be limited to, any and all indebtedness and/or obligations of MORTGAGOR and/or of BORROWER to MORTGAGEE, whether such indebtedness and/or obligations arose in the past, exits presently, or may occur at any time in the future, whether direct or contingent, primary or secondary, whether represented by notes, drafts, bills, letters of credit, overdrafts, invoices, guarantees, suretyship agreements, pledges, security agreements, assignments, endorsements, financing statements, agreements, documents, instruments or otherwise; and whether incurred for advances made for the purposes of constructing erecting, repairing, improving, altering works or property in connection with the Louisiana Private Works Act, R.S. 9:4801, et seq., or otherwise, and in particular the term "Indebtedness" includes all Notes (as defined in the Indenture) with interest thereon and all other indebtedness and/or obligations due and/or to be due hereunder and under the Indenture. The term "Indebtedness" also includes any and all Indebtedness and/or obligations arising by renewals, modifications, amendments or extensions of any indebtedness, together with all interest, costs of collection, and attorneys' fees.



     3. This Mortgage is granted for the purpose of being used as security by MORTGAGOR for any Indebtedness due MORTGAGEE. This Mortgage will remain in effect until canceled under a written mortgage cancellation instrument signed by MORTGAGEE, or its successors or assigns. MORTGAGOR may request such a written mortgage cancellation instrument from MORTGAGEE only after all of the Indebtedness and obligations have been fully paid and satisfied and there is no obligation or commitment on MORTGAGEE's part to fund or permit any additional Indebtedness to be incurred or to exist. MORTGAGOR may request such a mortgage cancellation instrument by writing to MORTGAGEE at its address set forth hereinabove, or at such other address as MORTGAGEE may furnish to MORTGAGOR in the future. MORTGAGEE may delay providing such a mortgage cancellation instrument for up to sixty (60) days following its receipt of such written notice of request.

     4. This Mortgage need not, but may, be signed by MORTGAGEE whose consent and acceptance is hereby acknowledged by MORTGAGOR.

     5. In order to secure the full and final payment of the Indebtedness, including principal, interest, costs, and attorneys' fees, up to the maximum amount set forth in Paragraph 1 above, MORTGAGOR now specially mortgages to MORTGAGEE, and grants to MORTGAGEE a security interest in, the following property, together with all buildings, improvements, appurtenances, servitudes, rights of way, privileges, prescriptions and advantages (all collectively referred to as the "Property"), located in the State of Louisiana, to wit:

     I All of that immovable property described on Exhibit 1 attached hereto and made a part hereof.

     II All improvements, structures, buildings, fixtures, additions, enlargements, extensions, modifications or repairs now or hereafter located on or in the said immovable property described on Exhibit 1 referred to hereinabove or thereunto belonging or appertaining, which may from time to time be owned by MORTGAGOR, or which may be used or usable in connection with any present or future use or operations of said MORTGAGOR and the Property's business, or any part thereof, whether now owned or hereafter acquired by MORTGAGOR or others, and together with all replacements thereof, substitutions therefor and additions thereto, and with respect to all of the foregoing and hereinafter described property, this Mortgage shall also constitute a security agreement under Chapter 9 of Title 10 of the Louisiana Revised Statutes of 1950, as amended (hereinafter sometimes called the "Commercial Laws - Secured Transactions"), and pursuant thereto a security interest is granted in said property. In order to secure the repayment of any and all Indebtedness and the performance of any and all obligations described or otherwise undertaken herein and under the Indenture and the other Security Documents, all of which are intended to be secured under this Mortgage and under the security interests herein granted under the said Commercial Laws - Secured Transactions, the said security interests shall apply to all of the proceeds (cash and non-cash) thereof, including the proceeds of any and all insurance policies in connection therewith, MORTGAGEE to have all of the rights and remedies of a secured party under the said Commercial Laws - Secured Transactions. Said security interests shall also apply to, and there is hereby granted a security interest in, any and all judgments, awards of damages (including but not limited to severance and consequential damages), payments, proceeds, settlements or other compensation heretofore or hereafter made including interest thereon, and the right to receive the same as a result of, in connection with, or in lieu of (a) any taking of the said property or any part thereof under power of expropriation or eminent domain, either temporarily or permanently;
          (b) any change or alteration of the grade of any street; and (c) any other injury or damage to, or decrease in value of, the said property or any part thereof. The security interest granted herein also covers all stored or extracted oil, gas and other minerals of every kind and character, and/or products of oil, gas and other minerals, wherever located, stored or maintained, and also covers all of the proceeds (cash and noncash) and accessions of the property described in this paragraph and in the above and also the following paragraphs of this Mortgage.

     Provided, however, the Property shall not include Gaming Licenses (as defined in the Indenture) or any other governmental approval or payment, to the extent that under the terms and conditions of such approval or under applicable law, the same cannot be subjected to a Lien in favor of MORTGAGEE.

     The maximum principal amount of Indebtedness at any time outstanding secured by this Mortgage is limited to $235,000,000, and notwithstanding any contrary provisions, if any, the maximum total indebtedness (including principal, interest, costs, fees and damages) secured by this Mortgage is limited to $235,000,000.

     6. As further security for the full and final payment of the Indebtedness up to the maximum amount set forth above, including principal, interest, costs and attorneys' fees, MORTGAGOR now grants a security interest in and collaterally transfers, pledges and assigns to MORTGAGEE:

     (A) All current and future rents, profits, revenues, royalties, bonuses, rights and benefits under any and all oil, gas, geothermal or mineral leases concerning the above described immovable property or any part of it, with the right to receive and receipt for these items and to apply those items to the Indebtedness secured by this Mortgage. MORTGAGEE may demand, sue for and recover any such payments but shall not be required to do so.

     (B) All other current and future rents, issues and profit of the above-described immovable property or any part of it whether under leases or tenancies now existing or created in the future. At its option, upon default of any Indebtedness secured by this Mortgage, MORTGAGEE is authorized to collect rentals and apply them to MORTGAGOR'S Indebtedness after deduction of collection charges, and any lessee or future lessee is directed to pay to MORTGAGEE, upon demand by MORTGAGEE, all rentals become due under any lease or rental contract on all or any portion of the said immovable property. By accepting this transfer, assignment, and pledge, however, MORTGAGEE does not assume any obligations of MORTGAGOR under any such lease or rental contract.

     (C) All leasehold estates, right, title and interest of MORTGAGOR in and to all ground leases, leases, subleases covering the Property or any portion thereof now or hereafter existing or entered into (herein "Leases") and all right, title and interest of MORTGAGOR thereunder, including without limitation all guaranties thereof, all cash, or security deposits, advance rentals, and all deposits or payments of a similar nature. MORTGAGOR shall comply with and observe MORTGAGOR'S obligations as landlord or tenant, as applicable, under the Leases. MORTGAGOR, at MORTGAGEE's request, shall furnish MORTGAGEE with executed copies of all Leases and guaranties now existing or hereafter made of all or any part of the Property. MORTGAGOR may, without the consent of MORTGAGEE, enter into, modify and/or cancel any of the Leases in the ordinary course of business. MORTGAGOR may, from time to time, request MORTGAGEE, not individually, but solely in its capacity as Trustee, to execute a form of subordination agreement, substantially in the form of
          Exhibit 4 attached hereto, provided that together with such request, MORTGAGOR shall submit a certificate of one of its officers that the lease which is the subject of the subordination agreement is at market rates, and contains market terms. Provided MORTGAGOR satisfies the conditions contained in this paragraph, MORTGAGEE, not individually, but solely in its capacity as Trustee, shall execute said subordination agreement within thirty (30) days after receipt of such request.

     (D) MORTGAGOR does hereby collaterally assign to MORTGAGEE all Leases and all security deposits made by tenants in connection with such Leases of the Property. All security deposits shall be held in a separate account if required by law. MORTGAGOR does hereby collaterally assign to MORTGAGEE MORTGAGOR'S interests in all leases of equipment related to the Property. MORTGAGEE shall have all of the rights and powers possessed by MORTGAGOR prior to such assignment.

     (E)  All of the property described on Exhibit 2 hereto.

     All of the property in paragraphs 5 and 6 shall hereinafter be referred to as the "Property".

     7. If any Indebtedness secured by this Mortgage is not paid punctually at its maturity and according to its tenor, then at the option of MORTGAGEE the Property or any portion(s) thereof may be seized and sold under executory and/or any other process issued by any court of competent jurisdiction, with or without appraisement, to the highest bidder, for cash.

     8. MORTGAGOR expressly confesses judgment for purposes of executory process in favor of MORTGAGEE for the full amount of the Indebtedness secured hereby, all in conformity with R.S. 9:3590. Time being of the essence, MORTGAGOR further expressly waives demand, putting in default, citation and all notices and delays, including the three-day notice provided by Article 2639 of the Louisiana Code of Civil Procedure. MORTGAGOR further expressly consents to the use of executory process to enforce this Mortgage, and consents to the immediate seizure and sale of the Property with or without appraisal.

     9.   (a)   The Property shall remain mortgaged and subject to the
security interests granted hereinabove until the cancellation of this Mortgage by written instrument. Except as otherwise provided in the Indenture, the Property shall not be sold, alienated, or encumbered to the prejudice of MORTGAGEE without MORTGAGEE'S prior written consent. MORTGAGOR agrees that, unless there has been prior written approval obtained from MORTGAGEE, should any of the Property be encumbered, mortgaged, sold or transferred, either with or without the assumption of the Indebtedness and this Mortgage, such sale, transfer, encumbrance, or mortgage shall constitute a breach of this Mortgage. Such an event, at the option of MORTGAGEE, shall constitute a default in and at MORTGAGEE'S option shall automatically make payable the Indebtedness secured by this Mortgage, without any demand or putting in default. In such an event it shall be lawful for MORTGAGEE to proceed with enforcement of this Mortgage by executory process, ordinary process, or otherwise. Notwithstanding the foregoing, MORTGAGOR shall have the right, without the consent of MORTGAGEE, to enter into easements or servitudes for ingress, egress, utilities and the like which benefit the Property. If at any time MORTGAGOR desires that MORTGAGEE release the lien of this Mortgage from the parcel described in Exhibit 3 attached hereto (the "Specified Parcel"), which constitutes part of the Property owned by MORTGAGOR, MORTGAGOR shall notify MORTGAGEE in writing (a "RELEASE NOTICE") not less than fifteen (15) days prior to the date of the desired release. MORTGAGOR shall provide MORTGAGEE with a legal description of the Specified Parcel and evidence of proper subdivision thereof if required by governmental authority, separate tax identification if required by governmental authority, (or, that proper application therefore has been made) prior to the desired release. MORTGAGEE agrees to execute and deliver to Mortgagor, within fifteen (15) days after receipt of the Release Notice, an appropriate release document upon payment by MORTGAGOR to MORTGAGEE of a release price of One Dollar ($1.00). Notwithstanding anything to the contrary contained in the foregoing, upon the occurrence and during the continuance of a Default, no release of the Specified Parcel shall be permitted.

          (b) Provided MORTGAGOR delivers to MORTGAGEE the certification hereinafter described, MORTGAGOR shall have the right, without the consent of MORTGAGEE, to grant, reserve or create easements or servitudes on, over, across, through and under portions of the Property reasonably necessary for the purposes of (i) ingress to and egress from the Specified Parcel,

(ii) utilities, including, but not limited to sewer, water, gas, electric and telephone, and (iii) parking, in connection with the development of the Specified Parcel (the easements contained in (i), (ii) and (iii) are collectively referred to as the "Easements"). Prior to any grant, reservation, dedication or creation of any Easements, MORTGAGOR shall deliver to MORTGAGEE a written certification stating that: (w) the Easements will not cause the Property or any portion thereof to fail to comply in any material respect with the terms of this Instrument and any applicable law, ordinance or regulation; (x) all governmental consents or approvals required in connection with the Easements have been applied for or obtained; (y) the Easements are for the purposes described in clauses (i) through (iii) above; and (z) the Easements will not adversely affect the value, utility or useful life of the Property. At the request of MORTGAGOR, MORTGAGEE shall execute and deliver to MORTGAGOR an agreement pursuant to which the lien of this Mortgage shall be subordinated to the Easements.

     10.  MORTGAGOR shall not abandon the Property.

     11. At all reasonable times MORTGAGEE shall have access to and the right to inspect the Property.

     12. MORTGAGOR shall observe and comply with all lawful rules and regulations of legally constituted authorities relating to the Property.

     13. MORTGAGOR will insure the Property against such perils and hazards, and in such amounts and with such limits, as MORTGAGEE may require from time to time, and in any event, will continuously maintain the following described policies of insurance (the "INSURANCE POLICIES"):

          (A) Casualty insurance against loss and damage by all risks of physical loss or damage, including fire, windstorm, flood, earthquake and other risks covered by the so-called extended coverage endorsement or all risk insurance in amounts not less than the eighty percent (80%) of the full insurable replacement value of all improvements, fixtures and equipment from time to time on the Property and bearing a replacement cost agreed amount endorsement;

          (B) Comprehensive public and product liability insurance against death, bodily injury and property damage in an amount not less than One Million Dollars ($1,000,000.00);

          (C) Rental or business interruption insurance in amounts sufficient to pay, for a period of up to one (1) year, all amounts required to be paid by MORTGAGOR pursuant to the Notes and this Mortgage (or as otherwise approved by MORTGAGEE);

          (D) If the Federal Insurance Administration (FIA) has designated the Property to be in a special flood hazard area and has designated the community in which the Property are located eligible for sale of subsidized insurance, first and second layer flood insurance when and as available; and

          (E) The types and amounts of coverage as are customarily maintained by owners or operators of like properties in similar corresponding geographic areas.

          All insurance policies and renewals thereof shall be in a form acceptable to MORTGAGEE and shall include a standard mortgage clause in favor of and in form acceptable to MORTGAGEE. MORTGAGEE shall be listed as a mortgagee, loss payee and additional insured of all such policies as its interests may appear. MORTGAGEE shall have the right to hold the policies, and MORTGAGOR shall promptly furnish to MORTGAGEE all renewal notices and all receipts of paid premiums. At least thirty days prior to the expiration date of a policy, MORTGAGOR shall deliver to MORTGAGEE a renewal policy in form satisfactory to MORTGAGEE.

          In the event of any Event of Loss with respect to the Property, MORTGAGOR shall give immediate written notice to the insurance carrier and to MORTGAGEE. MORTGAGOR hereby authorizes and empowers MORTGAGEE as attorney-in-fact for MORTGAGOR to make proof of loss, to adjust and compromise any claim under the insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom MORTGAGEE's expenses actually incurred in the collection of such proceeds; PROVIDED, HOWEVER, nothing contained in this Paragraph 13 shall require MORTGAGEE to incur any expense or take any action hereunder. In the event of such Event of Loss, the Net Cash Proceeds shall be disbursed as provided in the Indenture.

          If the Net Cash Proceeds are held by MORTGAGEE to reimburse MORTGAGOR for the cost of restoration and repair of the Property, MORTGAGOR shall commence and shall continue to restore and repair the Property to the equivalent of its original condition. If the cost of such restoration shall exceed the sum of One Million Dollars ($1,000,000) or if the restoration to be done may materially impair the structural integrity of a material portion of the buildings on the Property, disbursement of said proceeds shall be conditioned on MORTGAGEE's receipt of plans and specifications of an architect, contractor's cost estimates, architect's certificates, waivers of lien, sworn statements of mechanics and materialmen and such other evidence of costs, percentage completion of construction, application of payments, and satisfaction of liens and such other conditions and requirements as MORTGAGOR may require. If the Net Cash Proceeds are applied to the payment of the Indebtedness secured by this Mortgage, any such application of proceeds to principal shall not extend or postpone the due dates of the installments payable under the Indenture or change the amounts of such installments. Notwithstanding the foregoing, if the Property is sold pursuant to the terms and provisions of this Mortgage or if MORTGAGEE acquires title to the Property, MORTGAGEE shall have all of the right, title and interest of MORTGAGOR in and to any insurance policies and unearned premiums thereon and in and to the proceeds resulting from any damage to the Property prior to such sale or acquisition.

          Wherever a provision is made in this Mortgage for insurance policies to bear mortgage clauses or other loss payable clauses or endorsements in favor of MORTGAGEE, or to confer authority upon MORTGAGEE to settle or participate in the settlement of losses under policies of insurance or to hold and disburse or otherwise control use of insurance proceeds, from and after the seizure of the Property and/or the entry of judgement of foreclosure, all such rights and powers of MORTGAGEE shall continue in MORTGAGEE as judgment creditor or MORTGAGEE until confirmation of sale.

     14. MORTGAGOR shall pay all water and sewer rates, rents, taxes (not being diligently contested by MORTGAGOR in a timely manner), assessments, premiums, and Other Impositions (as defined in Paragraph 15 hereof) attributable to the Property. Except as otherwise permitted under the Indenture, MORTGAGOR shall immediately discharge any lien upon the Property, and MORTGAGOR shall pay when due or bond-over the claims of all persons supplying labor or materials to or in connection with the Property. Without MORTGAGEE'S prior written permission, MORTGAGOR shall not allow or permit or by any act or failure to act, acquiesce or allow to be created any lien, encumbrance, or other interest in the Property to be placed, created or perfected against the Property, except for the "Permitted Liens" as defined in the Indenture, and any other Liens permitted thereunder.

     15. Upon default in payment of any of the following described items, or upon the occurrence of any other Event of Default as defined in the Indenture, MORTGAGEE shall have the right, at its option, to require MORTGAGOR to pay to MORTGAGEE, every month, until the Indebtedness is paid in full, a sum (herein "FUNDS") equal to one-twelfth of (a) the yearly water and sewer rates and assessments, all taxes, liens, impositions, public charges and all general, special ordinary charges and assessments which may be levied on the Property; (b) the yearly ground rents, if any; and (c) the yearly premium installments for fire and other hazard insurance, general liability, rent loss insurance and such other insurance covering the Property as MORTGAGEE may require pursuant to Paragraph 13 hereof, all as reasonably estimated initially and from time to time by MORTGAGEE on the basis of assessments and bills and reasonable estimates thereof. Any waiver by MORTGAGEE of a requirement that MORTGAGOR pay such Funds may be revoked by MORTGAGEE, in MORTGAGEE's sole discretion, at any time upon notice in writing to MORTGAGOR. MORTGAGEE may require MORTGAGOR to pay to MORTGAGEE, in advance, such other Funds for other taxes, charges, premiums, assessments and impositions in connection with MORTGAGOR or the Property with MORTGAGEE shall reasonably deem necessary to protect MORTGAGEE's interests (herein "OTHER IMPOSITIONS"). Unless otherwise provided by applicable law, MORTGAGEE, at MORTGAGEE's option, may require Funds for Other Impositions to be paid by MORTGAGOR in a lump sum or in periodic installments.

          MORTGAGEE shall apply the Funds to pay said rates, rents, taxes, assessments, insurance premiums and Other Impositions so long as MORTGAGOR is not in breach of any covenant or agreement of MORTGAGOR in this Mortgage or the Indenture. MORTGAGEE shall make no charge for so holding and applying the Funds, analyzing said account or for verifying and compiling said assessments and bills, unless MORTGAGEE pays MORTGAGOR interest, earnings or profits on the Funds and applicable law permits MORTGAGEE to make such a charge. Unless such agreement is made or applicable law requires interest, earnings or profits on the Funds to be paid, MORTGAGEE shall not be required to pay MORTGAGOR any interest, earnings or profits on the Funds. MORTGAGEE shall give to MORTGAGOR, without charge, an annual accounting of the Funds in MORTGAGEE'S normal format showing credits and debits to the Funds and the purpose for which each debit to other Funds was made. The Funds are pledged and a security interest granted therein to MORTGAGEE as additional security for the indebtedness secured by this Mortgage and shall be subject to the right of set off.

          If the amount of the Funds held by MORTGAGEE at the time of the annual accounting thereof shall exceed the amount deemed necessary by MORTGAGEE to provide for the payment of water and sewer rates, taxes, assessments, insurance premiums, rents and Other Impositions, as they fall due, such excess may be credited to MORTGAGOR on the next monthly installment or installments of Funds due or may be applied to the outstanding balance of the Indebtedness secured hereby, within the sole discretion of MORTGAGEE. If at any time the amount of the Funds held by MORTGAGEE shall be less than the amount deemed necessary by MORTGAGEE to pay water and sewer rates, taxes, assessments, insurance premiums, rents and Other Impositions, as they fall due, MORTGAGOR shall pay to MORTGAGEE any amount necessary to make up the deficiency immediately after notice from MORTGAGEE to MORTGAGOR requesting payment thereof.

          Upon MORTGAGOR'S breach of any covenant or agreement of MORTGAGOR in this Mortgage or upon the occurrence of a Default or an Event of Default under the Indenture, MORTGAGEE may apply, in any amount and in any order as MORTGAGEE shall determine in MORTGAGEE'S sole discretion, any Funds held by MORTGAGEE at the time of application (a) to pay rates, rents, taxes, assessments, insurance premiums and Other Impositions which are now or will hereafter become due or (b) pay interest or principal on the Indebtedness evidenced by the Notes or as a credit against any Indebtedness secured by this Mortgage. Upon payment in full of the Indebtedness secured by this Mortgage or release of this Mortgage as provided for in the Indenture, MORTGAGEE shall promptly refund to MORTGAGOR any Funds held by MORTGAGEE.

     16. MORTGAGOR (a) shall not commit waste or permit impairment or deterioration of the Property; (b) shall not abandon the Property; (c) shall restore or repair promptly and in a good and workmanlike manner all or any part of the Property to the equivalent of its original condition, or such other conditions as MORTGAGEE may approve in writing, in the event of any damage, injury or loss thereto, whether or not insurance proceeds are available to cover in whole or in part the cost of such restoration or repair unless the improvements constituting the Property are totally destroyed, insurance has been maintained thereon as required by this Mortgage and MORTGAGEE applies the proceeds of said insurance to payment of the Indebtedness secured by this Mortgage; (d) shall keep the Property, including Improvements, fixtures, equipment, machinery and appliances thereon in good repair and shall replace fixtures, equipment, machinery and appliances on the Property when necessary to keep such items in good repair; (e) shall comply with all law, ordinances, regulations, zoning ordinances and requirements of any governmental body applicable to the Property; and (f) shall give notice in writing to MORTGAGEE, appear in and defend any action or proceeding purporting to affect the Property, the security of this Mortgage or the rights or powers of MORTGAGEE. Neither MORTGAGOR nor any tenant or other person shall remove, demolish or alter any improvement now existing or hereafter erected on the Property or any fixture (other than trade fixtures), equipment, machinery or appliance in or on the Property except when incident to the replacement of fixtures, equipment, machinery and appliances with items of like kind.

     17. Unless required by applicable law or unless MORTGAGEE has otherwise agreed in writing, MORTGAGOR shall not allow changes in the use for which all or any part of the Property was intended at the time this Mortgage was executed. MORTGAGOR shall not initiate or acquiesce to a change in the zoning classification of the Property without MORTGAGEE'S prior written consent

     18. MORTGAGEE may make or cause to be made reasonable entries upon and inspections of the Property.

     19. MORTGAGOR shall keep and maintain at all times complete and accurate books of account and records adequate to reflect correctly the results of the operations of the Property and copies of all written contracts, leases and other instruments which affect the Property. Such books, records, contracts, leases, subleases and other instruments shall be subject to examination and inspection at any reasonable time by MORTGAGEE.

     20. If MORTGAGOR fails to perform the covenants and agreements contained in this Mortgage, or if any action or proceeding is commenced which affects the Property or title thereto or the interest of MORTGAGEE therein, including, but not limited to, eminent domain, insolvency, code enforcement, or arrangements or proceedings involving a bankrupt or decedent, then, after the running of applicable grace periods, if any, MORTGAGEE at MORTGAGEE's option may make such appearances, disburse such sums and take such action as MORTGAGEE deems necessary, in its sole discretion, to protect MORTGAGEE's interests, including, but not limited to: (a) disbursement of reasonable attorneys' fees; (b) entry upon the Property to make repairs; and (c) procurement of satisfactory insurance as provided in Paragraph 13 hereof.

          Any amounts disbursed by MORTGAGEE pursuant to this Paragraph 20, with interest thereon, shall be added to the Indebtedness of MORTGAGOR secured by this Mortgage. Unless MORTGAGOR and MORTGAGEE agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the rate stated in the Notes unless collection from MORTGAGOR of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the highest rate which may be collected from MORTGAGOR under applicable law. MORTGAGOR hereby covenants and agrees that MORTGAGEE shall be subrogated to the lien of any mortgage or other lien discharged, in whole or in part, by the Indebtedness secured hereby. Nothing contained in this Paragraph 20 shall require MORTGAGEE to incur any expense or take any action hereunder.

     21. Any one of the following shall constitute a default in the Indebtedness secured by this Mortgage and a default under this Mortgage, and shall, at MORTGAGEE's option, automatically accelerate all such Indebtedness and make it payable immediately without any demand or putting in default:

     (A) MORTGAGOR fails to pay any amount payable pursuant to this Mortgage when due and payable in accordance with the provisions hereof, and such failure continues for thirty (30) days.

     (B) A breach by MORTGAGOR of any of the obligations, provisions, or covenants of the Indebtedness or this Mortgage.

     (C) A default in or breach of any obligations, provision, or covenant of the Indebtedness secured by this Mortgage.

     (D) If MORTGAGOR should become insolvent or apply to a bankruptcy court to be adjudicated a voluntary bankrupt, or should proceedings be taken against MORTGAGOR looking to the appointment of a receiver or placing MORTGAGOR in involuntary bankruptcy, or should any applications for a reorganization be made.

     (E) If all or any part of the Property is seized under any work or process of court.

     (F) Except as provided herein, or in the Indenture, if all or any part of the Property is sold, transferred, mortgaged or otherwise encumbered without the prior, written consent of MORTGAGEE.

     (G) Upon destruction or substantial damage to the Improvements on the Property by the fault of MORTGAGOR.

     (H)  An Event of Default as defined in the Indenture.

     22. Upon any default whether MORTGAGEE accelerates the maturity of the Indebtedness secured by this Mortgage, or whether MORTGAGEE institutes foreclosure proceedings, MORTGAGEE at its option may have a receiver appointed by the court to take possession of the Property to manage or operate it and conserve the value thereof, and to collect its rents, issues and profits. The receiver may also take possession of and for these purposes use any and all personal property contained on the Property and used by MORTGAGOR in the occupancy, use, rental or leasing of all or any part of the Property. The right to enter and take possession of the Property and use personal property, to manage, operate and preserve the Property, and to collect the rents, issues, and profits, shall be in addition to all other rights or remedies of MORTGAGEE. After paying costs of collection and any other expenses incurred, the proceeds shall be applied to the payment of the Indebtedness secured by this Mortgage in any order that MORTGAGEE shall elect. MORTGAGEE shall not be liable to account to MORTGAGOR for any of these actions other than to account for any rents or other revenues from the operation of the Property actually received by MORTGAGEE. MORTGAGEE shall have the option, at its discretion, of appointing itself or its agent as keeper of the Property pursuant to the provisions of R.S. 9:5136, et seq.
The keeper appointed pursuant to these provisions shall have all the powers, duties, and compensation provided for in R.S. 9:5138, and shall not be required to provide any bond otherwise than as required by law in such proceedings, pursuant to R.S. 9:5139. Such keeper shall be entitled to reimbursement for all reasonable out of pocket expenses and for a reasonable fee for its services.

     23. (a) MORTGAGOR warrants that it will sign and record all necessary documents or instruments and take all necessary actions to interrupt prescription on the Indebtedness and to reinscribe this Mortgage. Failure of MORTGAGOR to do so shall constitute a default under the Indebtedness and this Mortgage. Nothing shall require MORTGAGEE to reinscribe this Mortgage, and the failure of MORTGAGEE to reinscribe it shall not be grounds for any cause of action, either by MORTGAGOR or by any assignee (including future holders of any Indebtedness) of MORTGAGEE.

          (b) Without limiting any of the provisions of this Mortgage, MORTGAGOR expressly grants unto MORTGAGEE, as a Secured Party, a security interest in all of the Property described in this Mortgage (including both that now existing and that hereafter arising) to the full extent that the said Property may be subject to the said Commercial Laws - Secured Transactions. MORTGAGOR warrants that it shall execute and file with the offices of the Secretary of State of the State of Louisiana, and/or any appropriate filing office in any other jurisdiction, federal or state, all financing statements or other statements or instruments as required in order to perfect the security interests granted hereby or to continue the effectiveness of the same.

     24. From time to time, MORTGAGEE may, at MORTGAGEE's option, without giving notice to or obtaining the consent of MORTGAGOR, MORTGAGOR'S successors, or assigns or of any junior lienholder or guarantors, without liability on MORTGAGEE's part and notwithstanding MORTGAGOR'S breach of any covenant or agreement of MORTGAGOR in this Mortgage, extend the time for payment of the Indebtedness secured by this Mortgage or any part thereof, reduce the payments thereon, release one or more persons or entities liable on any of said Indebtedness, accept a renewal note or notes therefor, release from the lien of this Mortgage any part of the Property, take or release other or additional security, reconvey any part of the Property, consent to any map or plat of the Property, consent to the granting of any easement, join in any extension or subordination agreement, agree in writing with MORTGAGOR to modify the rate of interest or period of amortization of the Notes or either of them, or change the amount of the installments payable thereunder. Any actions taken by MORTGAGEE pursuant to the terms of this Paragraph 24 shall not affect the obligation of MORTGAGOR or MORTGAGOR'S successors or assigns to pay the Indebtedness secured by this Mortgage and to observe the covenants of MORTGAGOR contained herein, shall not affect the guaranty of any person, corporation, partnership or other entity for payment of the Indebtedness secured hereby, and shall not affect the lien or priority of lien hereof on the Property. MORTGAGOR shall pay MORTGAGEE a reasonable service charge, together with such title insurance premiums and attorneys' fees as may be incurred at MORTGAGEE's option for any such action if taken at MORTGAGOR'S request.

     25. No delay by MORTGAGEE in enforcing any rights or remedies, whether provided or created under the Indebtedness, this Mortgage, or by law, shall be a waiver of that right or remedy or preclude MORTGAGEE from exercising the right or remedy at any time, during the continuance of MORTGAGOR'S default or otherwise.

     26. MORTGAGEE acknowledges and agrees to the requirement of the Riverboat Gaming Enforcement Division, Office of State Police, Department of Public Safety and Corrections, State of Louisiana (the "Division") and/or its successor, that, within five (5) days of the commencement of the exercise of any remedy(ies) in favor of MORTGAGEE pursuant hereto, MORTGAGEE shall notify the Division or its successor, in writing, of the date, nature and scope of the exercise of such remedy(ies) and further acknowledges that the exercise of such remedy(ies) and any transfer or proposed transfer of any ownership interest or economic interest resulting therefrom or related thereto shall require compliance with any applicable provisions of Title 4, Section 528 of the Louisiana Revised Statutes and all regulations promulgated pursuant thereto, and/or Title 27, Section 1 ET. SEQ. of the Louisiana Revised Statutes and any regulations promulgated pursuant thereto.

     27. All awards made to the present, or any subsequent, owner of the Property, by any governmental or other lawful authority for the taking, by condemnation or eminent domain, of all or any part of the Property (the "Awards") are hereby assigned by, and a security interest therein granted by, MORTGAGOR to MORTGAGEE, and shall be held and applied in accordance with the
terms and provisions of the Indenture.   MORTGAGOR shall immediately notify
MORTGAGEE of the actual or threatened commencement of any condemnation or eminent domain proceedings affecting any part of the Property and shall deliver to MORTGAGEE copies of all papers served in connection with any such proceedings. MORTGAGOR shall make, execute and deliver to MORTGAGEE at any time upon request, free of any encumbrance, any further assignments and other instruments deemed necessary by MORTGAGEE for the purpose of assigning the Awards to MORTGAGEE. After deducting from the Award all of its expenses incurred in the collection and administration of the Award, including attorneys' fees, unless otherwise permitted by prior written consent of MORTGAGEE, the Award shall be applied as a mandatory prepayment against the Indebtedness as provided in the Indenture.

     28. THIS MORTGAGE IS MADE CONTEMPORANEOUSLY WITH A DEED OF TRUST OF EVEN DATE HEREWITH GIVEN BY BORROWER TO OR FOR THE BENEFIT OF MORTGAGEE COVERING PROPERTY LOCATED IN THE STATE OF MISSOURI (the "Contemporaneous Mortgage"). The Contemporaneous Mortgage secures the Indebtedness and the performance of the other covenants and agreements of Borrower set forth in the Indenture and the Security Documents. Upon the occurrence of a default herein, or upon the occurrence of an Event of Default as defined in the Indenture, MORTGAGEE may proceed under this Mortgage and/or the Contemporaneous Mortgage against any of such property and/or the Property in one or more parcels and in such manner and order as MORTGAGEE shall elect. MORTGAGOR hereby irrevocably waives and releases, to the extent permitted by law, and whether now or hereafter in force, any right to have the Property and/or the property covered by the Contemporaneous Mortgage marshalled upon any foreclosure of this Mortgage or the Contemporaneous Mortgage.

     29. All the agreements and stipulations herein contained and all the obligations assumed in this Mortgage shall inure to the benefit of and be binding upon the heirs, successors and assigns (including future holder of any Indebtedness secured under this Mortgage) of the respective parties. All rights granted in this Mortgage to MORTGAGEE shall inure to the benefit of, and may be enforced and executed by, all future holders of any Indebtedness secured by this Mortgage. All future holders of any Indebtedness acquired under this Mortgage shall be entitled to all of the rights and benefits granted to MORTGAGEE in this Mortgage with respect to any such Indebtedness acquired by such future holder and any subsequently arising Indebtedness of MORTGAGOR and/or Borrower to such future holder. All parties signing this Mortgage have declared themselves to be of full legal capacity.

     30. At any time, without notice to or consent by that MORTGAGOR, and without either affecting the liability of any other person, partnership, corporation or entity not expressly released in writing or affecting the rights of MORTGAGEE to any security not expressly released in writing, MORTGAGEE may:

     (A) Release any person, corporation, or entity for all or any part of any Indebtedness secured by this Mortgage.

     (B) Extend, modify or alter the time or terms of payment of all or any part of any Indebtedness secured by this Mortgage.

     (C)  Accept additional security.

     (D) Release, subordinate, or modify any consensual or nonconsensual security device (including, but not limited to, any form of mortgage, future advance mortgage, mortgage to secure present and future Indebtedness, construction mortgage, collateral mortgage, chattel mortgage, collateral chattel mortgage, lien, privileges pledge, security agreement or assignment) on any property, immovable or movable, corporeal or incorporeal (including, but not limited to, the Property that is described in this Mortgage).

     31. As used in this Mortgage, the term "shall" is mandatory, not discretionary, the term "may" is discretionary, not mandatory.

     32. The parties to this Mortgage dispense with any certificate of mortgage and agree to hold me, Notary, harmless for the nonproduction thereof.

     33. MORTGAGOR declared that with respect to the Property hereby mortgaged, it does expressly waive and renounce in favor of MORTGAGEE any and all homestead exemptions and other exemptions from seizure and/or sale or claims thereto, whether existing or arising under or by virtue of the Constitution and laws of the State of Louisiana or otherwise.

     34. MORTGAGOR waives, to the extent permitted by law, trial by jury in any actions brought by either MORTGAGOR or MORTGAGEE in connection with the Indebtedness.

     35. All sums (including reasonable attorneys' fees, costs, expenses and disbursements, to the extent permitted by law) paid by MORTGAGEE in connection with any litigation to prosecute or defend the rights and obligations created by this Mortgage, with interest thereon from the time, shall, on demand, be immediately due from MORTGAGOR to MORTGAGEE, and shall be added to and included in the Indebtedness and shall be secured by this Mortgage.

     36. Wherever the word "MORTGAGEE" or the word "holder" occurs in this Mortgage, it shall be construed as singular or plural, as the case may be and shall mean and include MORTGAGEE individually and/or, as applicable, as trustee for each of the Holders under the Indenture.

     37. (A) MORTGAGOR represents and warrants that it conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on the Property and as a result thereof MORTGAGOR has reasonably concluded that, except as specifically disclosed in that certain Environmental Report dated June of 1993 prepared by Walk, Haydel & Associates, Inc. (the "Environmental Report"), such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (B) Except as disclosed in the Environmental Report, (i) neither MORTGAGOR nor, to the best of MORTGAGOR'S knowledge, any other Person has ever caused or permitted any Hazardous Material to be released, or disposed of on, under or at the Property, in any amount or manner which would require remedial action under Environmental Laws, (ii) the Property has never been used by MORTGAGOR, or to the best of MORTGAGOR'S knowledge, by any other Person as a dump site for any Hazardous Material or a permanent storage site for any Hazardous Material, and (iii) neither MORTGAGOR nor any of its predecessors has received written notice from any Governmental Authority or any third party that it may be responsible for the release of any Hazardous Material at any location.

          (C) Except in compliance with Environmental Laws, and except as disclosed in the Environmental Report, neither MORTGAGOR nor, to the best of MORTGAGOR'S knowledge, any other Person has ever caused or permitted any Hazardous Material to be treated or stored on, under or at the Property.

          (D) MORTGAGOR shall conduct its operations and keep and maintain its property in compliance with all Environmental Laws and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except such non-compliance as could not result in liability to MORTGAGOR (individually or together with the Borrower or any Subsidiary) in excess of $100,000 or otherwise have a Material Adverse Effect. Without limiting the foregoing, (i) MORTGAGOR shall comply in a reasonable and cost-effective manner with any valid Federal or state judicial or administrative order requiring the performance at the Property of activities in response to the release or threatened release of a Hazardous Material except for the period of time that MORTGAGOR is diligently in good faith contesting such order;
(ii) notify MORTGAGEE within five days of MORTGAGOR'S receipt for any written claim, demand, proceeding, action, or notice of liability by any Person arising out of or relating to the release or threatened release of a Hazardous Material; and (iii) notify MORTGAGEE within five days of any release or threat of release of Hazardous Material reported to any Governmental Authority occurring at the Property. Furthermore, MORTGAGOR shall not commence disposal of any Hazardous Material into or onto the Property except in compliance with Environmental Laws on or allow any Lien imposed pursuant to any Environmental Law relating to Hazardous Material or the disposal thereof to remain on such real property. For purposes of this Mortgage, "disposal" means the intentional placement of Hazardous Materials with no intention of retrieval.

          (E) MORTGAGOR shall protect, indemnify, save, defend, and hold harmless MORTGAGEE, its officers, directors, stockholders, partners, employees, successors and assigns (collectively, the "INDEMNIFIED ENVIRONMENTAL PARTIES") from and against any and all liability, loss, damage, actions, causes of action, costs or expenses whatsoever (including, without limitation, reasonable attorneys' fees and expenses) and any and all claims, suits and judgments which any Indemnified Environmental Party may suffer, as a result of or with respect to: (i) any Environmental Claim relating to or arising from the Property; (ii) violation of any Environmental Law in connection with the Property; (iii) any release, spill, or the presence of any Hazardous Materials affecting the Property; and (iv) the presence at, in, on or under, or the release, escape, seepage, leakage, discharge or migration at or from, the Property of any Hazardous Materials, whether or not such condition was known or unknown to MORTGAGOR provided that in each case, MORTGAGOR may be relieved of its obligation under this subsection if it demonstrates, by a preponderance of the evidence, that any of the matters referred to in clauses (i) through (iv) above did not occur (but need not have been discovered) prior to (x) the foreclosure of this Mortgage with respect to the Property, (y) the delivery by MORTGAGOR to MORTGAGEE of a deed-in-lieu of foreclosure with respect to such property or (z) MORTGAGEE's taking possession and control of the Property after the occurrence and during the continuance of a Default hereunder or an Event of Default under the Indenture. Promptly after MORTGAGEE receives notice of the commencement of any Environmental Claim in respect of which indemnification is sought hereunder, MORTGAGEE shall notify MORTGAGOR in writing thereof; but the omission so to notify MORTGAGOR shall not relieve MORTGAGOR from any obligation hereunder provided that MORTGAGOR has not been materially prejudiced by such failure by MORTGAGEE to notify MORTGAGOR. If any such action or other proceeding shall be brought against MORTGAGEE, upon written notice (given reasonably promptly following MORTGAGEE's notice to MORTGAGOR of such action or proceeding), MORTGAGOR shall be entitled to assume the defense thereof, at MORTGAGOR'S expense, with counsel reasonably acceptable to MORTGAGEE; provided, however, MORTGAGEE may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give MORTGAGEE a right to control such defense, which right MORTGAGOR expressly retains. Notwithstanding the foregoing, MORTGAGEE shall have the right to employ separate counsel at MORTGAGOR'S expense if, in the reasonable opinion of legal counsel, conflict or potential conflict exists between MORTGAGEE and MORTGAGOR that would make such separate representation advisable; provided, however, in no event shall MORTGAGOR be required to pay reasonable fees and expenses actually incurred under this indemnity for more than one separate firm of attorneys for MORTGAGEE in any one legal action.

          For the purposes of this Mortgage the following terms shall have the meanings as set forth herein:

     "ENVIRONMENTAL CLAIMS" shall mean all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment;

     "ENVIRONMENTAL LAWS" shall mean all federal, state or local laws, statutes, rules, regulations, ordinances and codes, together with all administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health and safety matters;

     "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing;

     "HAZARDOUS MATERIAL" shall mean (a) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601(14) as amended by the Superfund Amendments and Reauthorization Act, and including the judicial interpretation thereof; (b) any "pollutant or contaminant" as defined in 42 U.S.C. Sec. 9601(33); (c) any material now defined as "hazardous waste" pursuant to 40 C.F.R.
     part 261; (d) any petroleum, including crude oil and any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel; (f) any "hazardous chemicals" as defined pursuant to 29 C.F.R. Part 1910; (g) any asbestos, polychlorinated biphenyl (PCB), or isomer or dioxin; and
     (h) any other substance, regardless of physical form, that is regulated under any Environmental Law;

     "MATERIAL ADVERSE EFFECT" shall mean (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations, properties or condition (financial or otherwise) of MORTGAGOR or MORTGAGOR and any Affiliate, taken as a whole or any material adverse change in, or material adverse effect upon, the obligations under the Indenture, this Mortgage or the Security Documents of any such Person or Persons which could reasonably be expected to result in any of the foregoing; (b) a material impairment of the ability of MORTGAGOR or any Affiliate to perform under any provision of the Indenture or any Security Document; or
     (c) a material adverse effect upon the legality, validity, binding effect or enforceability against MORTGAGOR or an Affiliate of the Indenture or any Security Document; and,

     "PERSON" shall mean any individual, limited liability company, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

     38. MORTGAGOR agrees to indemnify and hold harmless MORTGAGEE from and against any and all losses, liabilities, suits, obligations, fines, damages, judgments, penalties, claims, charges, costs and expenses (including attorneys' fees and disbursements) which may be imposed on, incurred or paid by or assessed against MORTGAGEE by reason or on account of, or in connection with, (i) any Default or Event of Default by MORTGAGOR hereunder or under the Indenture or the other Security Documents, (ii) MORTGAGEE's exercise of any of its rights and remedies, or the performance of any of its duties, hereunder or under the Indenture or the other Security Documents to which MORTGAGOR is a party, (iii) the construction, reconstruction or alteration of the Property or any part thereof, (iv) any negligence or willful misconduct of MORTGAGOR, any lessee of the Property, or any of their respective agents, contractors, subcontractors, servants, employees, licensees, guests or invitees, (v) any accident, injury, death or damage to any Person or property occurring in, on or about the Property or any street, drive, sidewalk, curb or passageway adjacent thereto, or (vi) any other transaction arising out of or in any way connected with the Property (or any part thereof) or the Indenture or any of the Security Documents, except for the willful misconduct or gross negligence of the indemnified Person. The above indemnity shall not apply to liabilities incurred by MORTGAGEE as a result of MORTGAGEE's acts or omissions in connection with the Property (or parts thereof) within the possession and control of MORTGAGEE arising during such period of time as such Property is actually within the possession and control of MORTGAGEE, except those liabilities arising either directly or indirectly as a result of any Default or Event of Default by MORTGAGOR under this Mortgage or the Indenture or any act or omission of MORTGAGOR, any lessees or sublessees of the Property or any of their respective agents, contractors, subcontractors, servants, employees, licensees, guests or invitees. Any amount payable to MORTGAGEE under this Paragraph shall be deemed a demand obligation, shall be part of the Indebtedness, shall bear interest at the rate stated in the Notes unless collection from MORTGAGOR of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the highest rate which may be collected from MORTGAGOR under applicable law (the "Default Rate") ( and shall be secured by this Mortgage. MORTGAGOR'S obligations under this Paragraph shall not be affected by the absence or unavailability of insurance covering the same or by the failure or refusal by any insurance carrier to perform any obligation on its part under any such policy of covering insurance and shall survive the repayment or cancellation of the Indebtedness and the release, discharge, satisfaction or cancellation of this Mortgage. If any claim, action or proceeding is made or brought against MORTGAGEE which is subject to the indemnity set forth in this Paragraph, MORTGAGOR shall resist or defend against the same, if necessary in the name of MORTGAGEE by attorneys for MORTGAGOR'S insurance carrier (if the same is covered by insurance) or otherwise by attorneys approved by MORTGAGEE. Notwithstanding the foregoing, MORTGAGEE, in its reasonable discretion, may engage its own attorneys to resist or defend, or assist therein, and MORTGAGOR shall pay, or, on demand, shall reimburse MORTGAGEE for the payment of, the reasonable fees and disbursements of said attorneys.

     39. Attached hereto are certified resolutions of the Board of Directors of Jazz Enterprises, Inc. and of Argosy of Louisiana, Inc., a Louisiana corporation, General Partner of Catfish Queen Partnership in Commendam, a Louisiana partnership, authorizing the execution of this Mortgage for the purposes of Louisiana executory process.

                     [Signature Page Follows]

     THUS DONE, READ AND SIGNED by MORTGAGOR in Cook County, Illinois on the date set forth above, in the presence of me, Notary, and the undersigned competent witnesses, after a due reading of the whole.

WITNESSES:                         MORTGAGOR

_______________________________         Jazz Enterprises, Inc.

_______________________________         By:____________________
                                             Duly Authorized

                                    Catfish Queen Partnership in Commendam

                                   By:  Argosy of Louisiana, Inc.
                                        A Louisiana partnership,
_______________________________         General Partner

_______________________________         By:_________________________________
                                             Duly Authorized


                       ___________________
                          NOTARY PUBLIC



     THUS DONE, READ AND SIGNED by MORTGAGEE in ____________ County, Illinois on the date set forth above, in the presence of me, Notary, and the undersigned competent witnesses, after a due reading of the whole.

WITNESSES:                         MORTGAGEE

                                   FIRST NATIONAL BANK OF COMMERCE,
                                   as Trustee
_______________________________

_______________________________         By: ____________________________



                       ___________________
                          NOTARY PUBLIC

                            EXHIBIT 1

                          [See attached]

                            EXHIBIT 2

                    DESCRIPTION OF COLLATERAL


          All of the following property now or at any time hereafter owned by MORTGAGOR or in which MORTGAGOR may now or at any time hereafter have any interest or rights, together with all of MORTGAGOR'S right, title and interest therein:

          i. All fixtures and personal property now or hereafter owned by MORTGAGOR and attached to or contained in or used or useful in connection with the Property or any of the improvements now or hereafter located thereon, including without limitation any and all air conditioners, antennae, appliances, apparatus, awnings, basins, bathtubs, bidets, boilers, bookcases, cabinets, carpets, coolers, curtains, dehumidifiers, disposals, doors, drapes, dryers, ducts, dynamos, elevators, engines, equipment, escalators, fans, fittings, floor coverings, furnaces, furnishings, furniture, hardware, heaters, humidifiers, incinerators, kitchen equipment and utensils, lighting, machinery, motors, ovens, pipes, plumbing, pumps, radiators, ranges, recreational facilities, refrigerators, screens, security systems, shades, shelving. sinks, sprinklers, stokers, stoves, toilets, ventilators, wall coverings, washers, windows, window coverings, wiring, all renewals or replacements thereof or articles in substitution therefor, and all property owned by MORTGAGOR and now or hereafter used for similar purposes in or on the Property;

          ii. Articles or parts now or hereafter affixed to the property described in Paragraph A of this Exhibit or used in connection with such property, any and all replacements for such property, and all other property of a similar type or used for similar purposes now or hereafter in or on the Property or any of the improvements now or hereafter located thereon;

          iii. MORTGAGOR'S right, title and interest in all personal property used or to be used in connection with the operation of the Property or the conduct of business thereon, including without limitation business equipment and inventories located on the Property or elsewhere, together with files, books of account, and other records, wherever located;

          iv.       MORTGAGOR'S right, title and interest in and to any and

               all contracts now or hereafter relating to the Property executed by any architects, engineers, or contractors, including all amendments, supplements, and revisions thereof, together with all MORTGAGOR'S rights and remedies thereunder and the benefit of all covenants and warranties thereon and also together with all drawings, designs, estimates, layouts, surveys, plats, plans, specifications and test results prepared by any architect, engineer, or contractor, including any amendments, supplements, and revisions thereof and the right to use and enjoy the same, as well as all building permits, environmental permits, approvals and licenses (excluding Gaming Licenses (as defined in the Indenture) or any other governmental approval or payment, to the extent that, under the terms and conditions of such approval or under applicable law, cannot be subjected to a Lien in favor of MORTGAGEE), other governmental or administrative permits, licenses, agreements and rights relating to construction on the Property;

          v. MORTGAGOR'S right, title and interest in and to any and all contracts now or hereafter relating to the operation of the Property or the conduct of business thereon, including without limitation all management and other service contracts, the books and records, and the right to appropriate and use any and all trade names used or to be used in connection with such business;

          vi. MORTGAGOR'S right, title and interest in the rents, issues, proceeds, deposits (including security deposits and utility deposits), and profits in connection with all leases, contracts, and other agreements made or agreed to by any person or entity (including without limitation MORTGAGOR and MORTGAGEE under the powers granted by the Mortgage made between MORTGAGOR and MORTGAGEE and the other Security Documents) with any person or entity pertaining to all or any part of the Property, whether such agreements have been heretofore or are hereafter made;

          vii. MORTGAGOR'S right, title and interest in all sale contracts, earnest money deposits, proceeds of sale contracts, accounts receivable, and general intangibles relating to the Property;

          viii.          All rights in and proceeds from all fire and hazard,

                    loss-of-income, and other non-liability insurance policies now or hereafter covering improvements now or hereafter located on the Property or described in the Mortgage, Assignment of Leases and Rents and Security Agreement, the use or occupancy thereof, or the business conducted thereon;

          ix. All MORTGAGOR'S rights in and to awards or payments, including interest thereon, that may be made with respect to the Property, whether from the right of the exercise of eminent domain (including any transfer made in lieu of the exercise of said right) or for any other injury to or decreed in volume of the Property; and

          x. All MORTGAGOR'S rights in and to proceeds from the sale, transfer, or pledge of any or all of the foregoing property.

                            EXHIBIT 3

                         SPECIFIED PARCEL

                            EXHIBIT 4

                 FORM OF NONDISTURBANCE AGREEMENT

Document Number:  EX-4-12.WP
6-27-96/:44a

                                      -5-